Exhibit 10.1

PROMISSORY NOTE FOR MULTIPLE ADVANCES

$400,000	September 23, 2008
Spokane, Washington

FOR VALUE RECEIVED, Globetech Environmental, Inc., a Washington corporation and Donald Sampson (jointly and severally, the “Maker”), jointly and severally promise to pay to the order of Globe-Tek, LLC., a Washington limited liability company (the "Holder"), on December 31, 2008 (the “Maturity Date”), without demand, the principal amount of all loans made by the Holder to the Maker  under the terms of this Note (each an “Advance” and collectively the “Advances”) plus simple interest on the unpaid Advances at an annual rate of six percent (6%) per annum together with any and all costs, expenses, and other charges due and payable on this Promissory Note for Multiple Advances (“Note”). The aggregate principal amount of all Advances outstanding hereunder shall not exceed Four Hundred Thousand Dollars ($400,000), and no Advance shall be made after the Maturity Date.

The unpaid principal shall be the total amount advanced hereunder, less the amount of the principal payments made hereon.  The Maker warrants that this loan and all funds advanced hereunder are exclusively for commercial or business purposes related to the business of Maker.  This Note is given to avoid the execution of an individual Note for each advance made by Holder.

It is anticipated that Advances shall be made on the following schedule for the following purposes:

A.  On or about September 24, 2008 Holder shall make an advance in the  amount of Fifty Thousand Dollars ($50,000). Maker represents and warrants that the entire amount of this Advance shall be forwarded to Logmed GmbH for payment to  Maschinen-Anlagenbau u. Services (“MAS”) for the benefit of Maker’s account. The proceeds of this Advance shall be forwarded by Maker to Logmed GmbH no later than the next business day after receipt. It shall be a condition precedent to this Advance that the Holder shall have received notice, written in the English language, from MAS,  addressed to Maker, Holder and Tech-Rock, LLC, in form satisfactory to Holder and Tech-Rock, LLC, that upon receipt of this payment of $50,000, MAS shall release any and all claims, liens and interest in the Utrecht machine (Logmend Model 200SL, machine number 926) and the Logmed II-100, serial number K-NR.57.801, which machine is currently located in Spokane, Washington. The notice shall further authorize Tech-Rock, LLC, or its agent, to take possession of and remove the Utrecht machine from the MAS facility.

B.  Holder may, at its sole and absolute discretion and not being under a compulsion to do so, make additional one or more additional Advances of up to an additional Three Hundred   Fifty Thousand Dollars ($350,000). Holder may place such terms and conditions upon such additional Advances as shall be solely satisfactory to Holder.

C.  Upon receipt of confirmation from MAS, written in the English language, that it has received the $50,000 and any additional Advance (if such written confirmation is a term or condition of such additional Advance), Holder shall release Donald Sampson as a Maker of this Note.

1. Definitions.

(a) Cure Period. The term "Cure Period" means a period of ten (10) days from the time the Maker receives notice of a Default.

(b) Default. The term "Default" means any of the following events:

(i) the Maker at any time fails to pay, when due, any sum owing on this Note; or

(ii) the Maker breaches or fails to perform any obligation under this Note or any other agreement between the Maker and the Holder; or

(iii) the Maker files or is served with any petition for relief under the 11 U.S. C. § 1 et seq. or any similar federal or state statute, or a proceeding is instituted against the Maker seeking a readjustment of the Maker's indebtedness; or

(iv) the Maker assigns any of its assets for the benefit of its creditors; or

(v) an action is commenced to appoint, or the Maker consents to the appointment of a receiver or trustee for all or any part of the Maker's property; or

(vi) the Maker admits, in writing, its inability to pay its debts as they become due; or

(vii) the Maker becomes insolvent; or

(viii) a court of competent jurisdiction enters an order approving a petition seeking a reorganization of the Maker or appointing a receiver, trustee, or other similar official of substantially all of Maker's assets.

(c) Default Rate. The term "Default Rate" means the rate of interest otherwise payable on this Note plus seven percent (7%).

2. Interest. All sums owing on this Note shall bear interest from the date of  this Note until paid, at a fixed rate of six  percent (6%) per annum. Should the Maker default on any of the obligations specified in this Note, all sums owing on the Note shall bear interest at the Default Rate.

3. Maturity . On or before the 31st  day of December, 2008, the Maker shall pay all unpaid principal and interest remaining due on the Note, and shall pay any and all costs, expenses, and other charges due and payable on this Note. All payments shall be made in the lawful currency of the United States of America. All payments shall be made to the Holder at

Globe-Tek, LLC.

5312 N. Vista Ct.

Spokane, WA 99212

 or at such other place as the Holder may specify in writing.

4. Prepayment. The Maker may prepay any amount owing on this Note without incurring any additional charge.

5. Authorization. Prior to execution this Note shall have been duly authorized by Maker’s Board of Directors. Upon request Maker shall deliver to Holder a copy of the minutes of the meeting of the Board of Directors or a copy of the consent of directors authorizing the Maker to enter into this Note and grant security interests in all of Makers assets and authorizing the undersigned to execute the Note and all necessary security agreements and financing statements on behalf of Maker.

6. Security. The payment of all sums owing on this Note shall be secured by a first priority lien upon all of the Maker's assets, evidenced by a security agreement between the Maker and the Holder in the forms attached hereto and by this reference incorporated herein.

7. Notice of Default; Cure. Upon a Default, the Holder shall deliver written notice of the Default to the Maker. The Maker shall have the right to cure, within the Cure Period, any Default described in Section l(b)(i) or (ii) of this Note. The Maker may not cure a Default described in Section l (b)(iii) through (viii) of this Note. If the Maker fails to cure a Default within the Cure Period, or is prohibited from curing the Default, the Holder may accelerate all amounts owing on the Note. Such accelerated amounts shall become immediately due and payable. If the Holder accelerates the amounts due under this Note, the Holder shall have the right to pursue any or all of the remedies provided in this Note, including, but not limited to, the right to bring suit on the Note.

8. Remedies. Upon a Default and expiration of any applicable Cure Period, the Holder shall have all rights available to it at law or in equity, including all rights available under the Washington Uniform Commercial Code. Any unpaid balance outstanding at the time of a Default, and any costs or other expenses incurred by the Holder in realizing on this Note, shall bear interest at the Default Rate. All rights and remedies granted under this Note shall be deemed cumulative and not exclusive of any other right or remedy available to the Holder.

9. Attorneys' Fees, Costs, and Other Expenses. Maker agrees to pay all costs and expenses which the Holder may incur by reason of any Default, including, but not limited to, reasonable attorneys' fees, expenses, and costs incurred in any action undertaken with respect to this Note, or any appeal of such an action. Any judgment recovered by the Holder shall bear interest at the Default Rate.

10. Transfer; Obligations Binding on Successors. The Maker may not transfer any of its rights, duties, or obligations under this Note without the prior written consent of the Holder. This Note, and the duties set forth in the Note, shall bind the Maker and its successors and assigns. All rights and powers established in this Note shall benefit the Holder and its successors and assigns.

11. Notices. Any notice, consent, or other communication required or permitted under this Note shall be in writing and shall be deemed to have been duly given or made either (1) when delivered personally to the party to whom it is directed (or any officer or agent of such party), or (2) three days after being deposited in the United States' certified or registered mail, postage prepaid, return receipt requested, and properly addressed to the party. A communication will be deemed to be properly addressed if sent to the Maker at:

Globetech Environmental, Inc.

7716 W. Rutter Parkway

Spokane, WA  99208

or if sent to the Holder at:

Globe-Tek, LLC.

5312 N. Vista Ct.

Spokane, WA 99212

With copies to:

Gregory B. Lipsker, PLLC

601 W. Main Ave., Suite 1012

Spokane, WA 99201

The Maker or the Holder may at any time during the term of this Note change the address to which notices and other communications must be sent by providing written notice of a new address within the United States to the other party. Any change of address will be effective ten (10) days after notice is given.

12. Governing Law. This Note will be construed and the rights, duties, and obligations of the parties will be determined in accordance with the laws of the State of Washington.

13. Headings. Headings used in this Note have been included for convenience and ease of reference only, and will not in any manner influence the construction or interpretation of any provision of this Note.

14. Entire Agreement. This Note represents the entire understanding of the parties with respect to the subject matter of the Note. There are no other prior or contemporaneous agreements, either written or oral between the parties with respect to this subject.

15. Waiver. No right or obligation under this Note will be deemed to have been waived unless evidenced by a writing signed by the party against whom the waiver is asserted, or by its duly authorized representative. Any waiver will be effective only with respect to the specific instance involved, and will not impair or limit the right of the waiving party to insist upon strict performance of the right or obligation in any other instance, in any other respect, or at any other time.

16. Severability. The parties intend that this Note be enforced to the greatest extent permitted by applicable law. Therefore, if any provision of this Note, on its face or as applied to any person or circumstance, is or becomes unenforceable to any extent, the remainder of this Note and the application of that provision to other persons, circumstances, or extent, will not be impaired.

17. References. Except as otherwise specifically indicated, all references in this Note to numbered or lettered sections or subsections refer to sections or subsections of this Note. All references to this Note include any subsequent amendments to the Note.

18. Venue. The Maker agrees that any action on this Note must be brought in a court of appropriate jurisdiction in Spokane County, Washington.

19. Maximum Interest. Notwithstanding any other provisions of this Note, any interest, fees, or charges payable by reason of the indebtedness evidenced by this Note shall not exceed the maximum permitted by law.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

MAKER:

Globetech Environmental, Inc.

/s/ Donald Sampson

__________________________

By:    Donald Sampson

Its:      President

/s/ Donald Sampson

___________________________

Donald Sampson, Individually